Multiband Reports 1st Quarter 2007 Results
-Positive and Improved EBITDA
-Significant Net Income Improvement

MINNEAPOLIS, May 15, 2007. Multiband Corporation, (NASDAQ:MBND), one of the nation’s largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry, reports the results of its first quarter 2007 operations.

The Company recorded revenues of $4,384,955 essentially even with the $4,404,044 recorded in the first quarter of 2006. First quarter 2007 revenues were impacted by the sale of certain video subscribers during the prior period to Consolidated Smart Systems of Los Angeles. The Company believes that this sale, along with a new support center agreement and other similar transactions, such as the recent sale of Ohio subscribers to DirecTech MDU, Inc., will positively impact operations moving forward.

First quarter EBITDA, earnings before interest, taxes, depreciation, amortization, and other non cash charges, remained positive at $150,763 compared to a negative $225,612 in the first quarter of 2006, an improvement of over $376,000.

Net Income improved to a loss of approximately $1.36 million from a loss of approximately $2.2 million a year ago. As the Company generated positive EBITDA, the losses were generated by non-cash amortization, depreciation, and other non-cash charges associated with stock and warrant issuance.

“We are very pleased with the continued progress we are making” said James L. Mandel CEO of Multiband. “Although we have just completed the sale of a portion of our subscriber base, we believe these results illustrate the potential to improve our financial performance by servicing, rather than owning the subscriber The sale of our California video base and simultaneous creation of our joint serviced offerings to the same base was the first such transaction we completed. A similar transaction was concluded in our greater Cincinnati market with DirecTech MDU, Inc. and we have filed an 8-K identifying ongoing discussions with yet another major operator for a like initiative. We believe over the balance of the year that we will strategically complete this transition while retaining the servicing revenue. This process should pave the way to improved results by creating new sales growth related to our proprietary operational systems.”

First Quarter Conference Call

Details of the Company’s quarterly performance will be discussed at an investor’s conference call to be held today, May 15, at 4 PM EDT. Investor’s may participate by calling 1-888-838-6026 when calling within the United States. International callers should dial 706-679-3263. Please use passcode 9113776. There will be a replay of the conference call available. The replay will be available commencing two hours after the completion of the call and will be available for 30 days. To listen to the playback, please call 800-642-1687 when calling within the United States or 706-645-9291 when calling internationally. Please use the passcode 9113776.

About Multiband…

Multiband Corporation is a leading provider of software and integrated billing services; including video, voice, data and other value-added local services to multiple dwelling units (MDU's)...... on a single bill, directly and through strategic partnerships. Multiband is also an exclusive DirectTV master system operator. Multiband is headquartered in Minneapolis, MN and has offices across the United States, as well as, a state of the art service and support center located in Fargo, ND providing call center capabilities and other value-added services

Safe Harbor for Forward Looking and Cautionary Statements

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Non-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company’s investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company’s quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company’s non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company’s EBITDA to our consolidated net loss as computed under GAAP.

Contact:

James L. Mandel
Multiband Corporation
Minneapolis, Minnesota
763-504-3000

Multiband Corporation and Subsidiaries
First Quarter 10-Q
March 31, 2007

	Three Months Ended
	March 31	March 31,
	2006	2007
Selected Data
Revenues	$4,404,044	$4,384,955
EBITDA	$(225,612)	$150,763
Net Interest Expense (Cash and non-cash)	(279,343)	(178,147)
Depreciation & Amortization	(1,302,456)	(1,049,698)
Taxes	(4,100)	(26,416)
Non-Cash Expense (including stock related expense, provision for reserves, and other)	(376,695)	$(258,897)

Net Loss	$(2,188,206)	$(1,362,395)
Loss Per Common Share	$(.08)	$(.05)